Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream Announces First Quarter 2019 Financial and Operating Results and Quarterly Distributions

•	Increased net income attributable to limited partners, Adjusted EBITDA and distributable cash flow (DCF) for first quarter 2019 compared to first quarter 2018

•
Increased natural gas gathered volumes, natural gas processed volumes, natural gas liquids (NGLs) production, crude oil and condensate gathered volumes, transported volumes and interstate firm contracted capacity for first quarter 2019 compared to first quarter 2018

•	Contracted or extended over 1,000,000 dekatherms per day (Dth/d) of transportation capacity during first quarter 2019

•	Declared a quarterly cash distribution of $0.318 per unit on all outstanding common units and $0.625 on all outstanding Series A Preferred Units

OKLAHOMA CITY (May 1, 2019) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial and operating results for first quarter 2019.

Net income attributable to limited partners was $122 million for first quarter 2019, an increase of $8 million compared to $114 million for first quarter 2018. Net income attributable to common units was $113 million for first quarter 2019, an increase of $8 million compared to $105 million for first quarter 2018. Net cash provided by operating activities was $215 million for first quarter 2019, an increase of $49 million compared to $166 million for first quarter 2018. Adjusted EBITDA was $297 million for first quarter 2019, an increase of $40 million compared to $257 million for first quarter 2018. DCF was $208 million for first quarter 2019, an increase of $12 million compared to $196 million for first quarter 2018.

For first quarter 2019, DCF exceeded declared distributions to common unitholders by $70 million, resulting in a distribution coverage ratio of 1.51x.

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA and DCF, please see “Non-GAAP Financial Measures.”

Exhibit 99.1

MANAGEMENT PERSPECTIVE

“Enable’s first quarter continues our track record of outstanding financial performance driven by high-quality assets, operational excellence and disciplined capital investment,” said Rod Sailor, president and CEO. “As 2019 unfolds, we believe our focus on delivering unique service offerings and results through safe and reliable operations offers a compelling value to both customers and investors.”

BUSINESS HIGHLIGHTS

As of April 24, 2019, there were fifty-two rigs across Enable’s footprint that were drilling wells expected to be connected to Enable’s gathering systems. Forty-two of those rigs were in the Anadarko Basin, eight were in the Ark-La-Tex Basin and two were in the Williston Basin. Enable’s Anadarko Basin rig count is at its highest level since the first quarter of 2015, and producers continue to achieve strong well results in the basin. Enable’s recently acquired Anadarko Basin crude and condensate midstream platform achieved gathered volumes of over 75 thousand barrels per day (MBbl/d) during first quarter 2019, and Enable expects to gather crude or condensate from wells drilled by half of the rigs currently active on Enable's Anadarko footprint.

During first quarter 2019, Enable contracted or extended over 1,000,000 Dth/d of transportation capacity. On the Enable Mississippi River Transmission, LLC (MRT) system, MRT extended transportation capacity with its largest customer, St. Louis-based Spire Inc.

With a Federal Energy Regulatory Commission (FERC) order issued March 8, 2019, all FERC Form 501-G proceedings for Enable Gas Transmission, LLC (EGT) have been concluded, and EGT’s existing rates remain in effect, unchanged. Form 501-G is a one-time report required by the commission in response to the reduction in the corporate income tax rate and the commission’s Revised Policy Statement on Master Limited Partnerships.

The rate case originally filed by MRT June 29, 2018, continues to advance at FERC. As of Jan. 1, 2019, MRT’s proposed rate increase is being billed to customers. This proposed rate increase does not increase current earnings because the rates are subject to refund, depending upon the outcome of the case. MRT remains focused on ensuring that the pipeline’s rates appropriately reflect historical investments and current costs.

On April 12, 2019, Enable received approval for the request made by Enable Gulf Run and EGT to initiate FERC's pre-filing process for the Gulf Run Project, an important milestone in the commission’s review of the project. Enable continues to pursue opportunities to increase the size of the project and expects to file a formal certificate application with the commission upon the completion of the pre-filing process.

QUARTERLY DISTRIBUTIONS

On April 29, 2019, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common units for the quarter ended March 31, 2019. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common units will be paid May 29, 2019, to unitholders of record at the close of business May 21, 2019.

The board also declared a quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units for the quarter ended March 31, 2019. The quarterly cash distribution of $0.625 per unit on all outstanding Series A

Exhibit 99.1

Preferred Units outstanding will be paid May 15, 2019, to unitholders of record at the close of business April 29, 2019.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.54 trillion British thermal units per day (TBtu/d) for first quarter 2019, an increase of 6 percent compared to 4.28 TBtu/d for first quarter 2018. The increase was primarily due to higher gathered volumes in the Anadarko Basin.

Natural gas processed volumes were 2.54 TBtu/d for first quarter 2019, an increase of 14 percent compared to 2.22 TBtu/d for first quarter 2018. The increase was primarily due to higher processed volumes in the Anadarko Basin.

NGLs produced were 138.19 MBbl/d for first quarter 2019, an increase of 25 percent compared to 110.29 MBbl/d for first quarter 2018. The increase was primarily due to higher natural gas processed volumes and increased recoveries of ethane.

Crude oil and condensate gathered volumes were 107.90 MBbl/d for first quarter 2019, an increase of 83.07 MBbl/d compared to first quarter 2018. The increase over first quarter 2018 was primarily due to the recent acquisition of Enable Oklahoma Crude Services, LLC’s (EOCS) crude oil and condensate gathering system in the Anadarko Basin.

Interstate transportation firm contracted capacity was 6.52 billion cubic feet per day (Bcf/d) for first quarter 2019, an increase of 8 percent compared to 6.05 Bcf/d for first quarter 2018. The increase was primarily due to new contracted capacity on EGT, including volumes from EGT’s CaSE project.

Intrastate transportation average deliveries were 2.32 TBtu/d for first quarter 2019, an increase of 10 percent compared to 2.10 TBtu/d for first quarter 2018. The increase was primarily related to increased gathered volumes in the Anadarko Basin.

FIRST QUARTER FINANCIAL PERFORMANCE

Revenues were $795 million for first quarter 2019, an increase of $47 million compared to $748 million for first quarter 2018. Revenues are net of $151 million of intercompany eliminations for first quarter 2019 and $122 million of intercompany eliminations for first quarter 2018.

Gathering and processing segment revenues were $630 million for first quarter 2019, an increase of $39 million compared to $591 million for first quarter 2018. The increase in gathering and processing segment revenues was primarily due to:

•	an increase in revenues from natural gas sales due to higher sales volumes and higher average natural gas sales prices,

•	an increase in natural gas gathering revenues due to higher fees and gathered volumes in the Anadarko Basin,

•	an increase in crude oil, condensate and produced water gathering revenues primarily due to an increase related to the November 2018 acquisition of EOCS and

Exhibit 99.1

•
an increase in processing service revenues resulting from higher processed volumes primarily under fixed processing arrangements, partially offset by lower consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to a decrease in the average realized price.

These increases were partially offset by:

•	a decrease in revenues from changes in the fair value of natural gas, condensate and NGL derivatives and

•
a decrease in revenues from NGL sales primarily due to a decrease in the average realized sales price from lower average market prices for all NGL products other than ethane and higher volumes subject to fee deductions for NGLs sold under certain third-party processing arrangements, partially offset by higher processed volumes and higher recoveries of ethane in the Anadarko and Ark-La-Tex Basins, which were sold at higher average ethane prices.

Transportation and storage segment revenues were $316 million for first quarter 2019, an increase of $37 million compared to $279 million for first quarter 2018. The increase in transportation and storage segment revenues was primarily due to:

•	an increase in revenues from natural gas sales primarily due to higher sales volumes,

•	an increase in revenues from firm transportation and storage services due to new intrastate and interstate transportation contracts and

•	an increase related to changes in the fair value of natural gas derivatives.
These increases were partially offset by:

•	a decrease in volume-dependent transportation revenues primarily due to a decrease in commodity fees and interruptible fees related to power plant customers and

•	a decrease in revenues from NGL sales due to a decrease in lower average sales prices.

Gross margin was $417 million for first quarter 2019, an increase of $44 million compared to $373 million for first quarter 2018.

Gathering and processing segment gross margin was $270 million for first quarter 2019, an increase of $37 million compared to $233 million for first quarter 2018. The increase in gathering and processing segment gross margin was primarily due to:

•	an increase in natural gas gathering fees due to higher fees and gathered volumes in the Anadarko Basin,

•
an increase in revenues from NGL sales less the cost of NGLs primarily driven by higher processed volumes and higher recoveries of ethane sold at higher prices, partially offset by lower average sales prices for all other NGL products,

•	an increase in crude oil, condensate and produced water gathering revenues primarily due to an increase related to the November 2018 acquisition of EOCS,

•
an increase in processing service fees resulting from higher processed volumes primarily under fixed processing arrangements, partially offset by lower consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to a decrease in the average realized price and

•	an increase in revenues from natural gas sales less the cost of natural gas primarily due to higher sales volumes and higher average prices.
These increases were partially offset by:

•	a decrease in gross margin from changes in the fair value of natural gas, condensate and NGL derivatives.

Exhibit 99.1

Transportation and storage segment gross margin was $147 million for first quarter 2019, an increase of $7 million compared to $140 million for first quarter 2018. The increase in transportation and storage segment gross margin was primarily due to:

•	an increase in firm transportation and storage services due to new intrastate and interstate transportation contracts and

•	an increase in the changes in the fair value of natural gas derivatives.
This increase was partially offset by:

•	a decrease in system management activities,

•	a decrease in NGL sales revenues less the cost of NGLs due to a decrease in average NGL prices, partially offset by higher volumes and

•	a decrease in volume-dependent transportation primarily due to a decrease in commodity fees and interruptible fees related to power-plant customers.

Operation and maintenance and general and administrative expenses were $129 million for first quarter 2019, an increase of $8 million compared to $121 million for first quarter 2018. The increase in operation and maintenance and general and administrative expenses was primarily due to an increase in expenses related to maintenance on treating plants as a result of increased Ark-La-Tex Basin activity, an increase in compressor rental expenses due to increased rental units, an increase in payroll-related costs and an increase in utilities and outside services costs as a result of additional assets in service.

Depreciation and amortization expense was $105 million for first quarter 2019, an increase of $9 million compared to $96 million for first quarter 2018. The increase in depreciation and amortization expense was primarily due to the amortization of customer intangibles acquired as part of the acquisition of EOCS in the fourth quarter of 2018, other additional assets placed in service and an increase in depreciation from the implementation of new rates for gathering and processing assets from a new depreciation study, partially offset by a decrease in depreciation from the implementation of new intrastate natural gas pipeline rates from a new depreciation study.

Taxes other than income tax was $18 million for first quarter 2019, an increase of $1 million compared to $17 million for first quarter 2018.

Interest expense was $46 million for first quarter 2019, an increase of $13 million compared to $33 million for first quarter 2018. The increase was primarily due to an increase in the amount of and interest rates on outstanding debt.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and net income attributable to common units for first quarter 2019 includes a $10 million loss on derivative activity, compared to no net impact from derivative activity for first quarter 2018, resulting in a decrease in net income of $10 million. The decrease is the result of a decrease related to the change in fair value of derivatives of $10 million.

Capital expenditures were $143 million for first quarter 2019, compared to $190 million for first quarter 2018. Expansion capital expenditures were $119 million for first quarter 2019, compared to $176 million for first quarter 2018. Maintenance capital expenditures were $24 million for first quarter 2019 and $14 million for first quarter 2018.

Exhibit 99.1

2019 OUTLOOK

Enable affirms the 2019 financial outlook, including expansion capital outlook, presented in its third quarter 2018 financial results press release dated Nov. 7, 2018.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing first quarter results is scheduled today at 10 a.m. EDT (9 a.m. CDT). The toll-free dial-in number to access the conference call is 833-535-2200, and the international dial-in number is 412-902-6730. The conference call ID is Enable Midstream Partners. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at https://www.enablemidstream.com. On the investor relations tab of Enable’s website, https://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings and other developments;

•	governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 13,900 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,300 miles of intrastate pipelines and eight storage facilities comprising 84.5 billion cubic feet of storage capacity. For more information, visit http://www.enablemidstream.com.

Exhibit 99.1

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Enable Midstream’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Brokers and nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its consolidated financial statements.

Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release and in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 (“Annual Report”). Those risk factors and other factors noted throughout this press release and in our Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2019	2018

	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$443	$443
Service revenue	352	305
Total Revenues	795	748
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	378	375
Operation and maintenance	103	94
General and administrative	26	27
Depreciation and amortization	105	96
Taxes other than income tax	18	17
Total Cost and Expenses	630	609
Operating Income	165	139
Other Income (Expense):
Interest expense	(46)	(33)
Equity in earnings of equity method affiliate	3	6
Other, net	—	2
Total Other Expense	(43)	(25)
Income Before Income Tax	122	114
Income tax benefit	(1)	—
Net Income	$123	$114
Less: Net income attributable to noncontrolling interest	1	—
Net Income Attributable to Limited Partners	$122	$114
Less: Series A Preferred Unit distributions	9	9
Net Income Attributable to Common Units	$113	$105

Basic earnings per unit
Common units	$0.26	$0.24
Diluted earnings per unit
Common units	$0.26	$0.24

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2019	2018

	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$443	$443
Service revenue	352	305
Total Revenues	795	748
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	378	375
Gross margin	$417	$373

Reportable Segments
Gathering and Processing
Product sales	$423	$418
Service revenue	207	173
Total Revenues	630	591
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	360	358
Gross margin	$270	$233

Transportation and Storage
Product sales	$167	$140
Service revenue	149	139
Total Revenues	316	279
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	169	139
Gross margin	$147	$140

Exhibit 99.1

	Three Months Ended March 31,
	2019	2018

	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$122	$114
Depreciation and amortization expense	105	96
Interest expense, net of interest income	46	33
Income tax benefit	(1)	—
Distributions received from equity method affiliate in excess of equity earnings	9	7
Non-cash equity-based compensation	4	5
Change in fair value of derivatives	12	2
Other non-cash losses (1)	1	—
Adjusted EBITDA	$297	$257
Series A Preferred Unit distributions (2)	(9)	(9)
Distributions for phantom and performance units (3)	(9)	(3)
Adjusted interest expense (4)	(47)	(35)
Maintenance capital expenditures	(24)	(14)
Current income taxes	—	(2)
DCF	$208	$196

Distributions related to common unitholders (5)	$138	$138

Distribution coverage ratio	1.51	1.42
___________________

(1)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

(2)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three months ended March 31, 2019 and 2018. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(3)
Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.

(4)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(5)
Represents cash distributions declared for common units outstanding as of each respective period. Amounts for 2019 reflect estimated cash distributions for common units outstanding for the quarter ended March 31, 2019.

Exhibit 99.1

	Three Months Ended March 31,
	2019	2018

	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$215	$166
Interest expense, net of interest income	46	33
Net income attributable to noncontrolling interest	(1)	—
Current income taxes	(1)	—
Other non-cash items(1)	—	(1)
Changes in operating working capital which (provided) used cash:
Accounts receivable	(29)	(23)
Accounts payable	55	60
Other, including changes in noncurrent assets and liabilities	(9)	13
Return of investment in equity method affiliate	9	7
Change in fair value of derivatives	12	2
Adjusted EBITDA	$297	$257
____________________

(1)	Other non-cash items include amortization of debt expense, discount and premium on long-term debt and write-downs of materials and supplies.

	Three Months Ended March 31,
	2019	2018

	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$46	$33
Amortization of premium on long-term debt	1	1
Capitalized interest on expansion capital	1	2
Amortization of debt expense and discount	(1)	(1)
Adjusted interest expense	$47	$35

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended March 31,
	2019	2018

Operating Data:
Natural gas gathered volumes—TBtu	409	385
Natural gas gathered volumes—TBtu/d	4.54	4.28
Natural gas processed volumes—TBtu (1)	291	200
Natural gas processed volumes—TBtu/d (1)	2.54	2.22
NGLs produced—MBbl/d (1)(2)	138.19	110.29
NGLs sold—MBbl/d (2)(3)	141.18	109.39
Condensate sold—MBbl/d	8.35	6.96
Crude oil and condensate gathered volumes—MBbl/d	107.90	24.83
Transported volumes—TBtu	601	521
Transported volumes—TBtu/d	6.67	5.79
Interstate firm contracted capacity—Bcf/d	6.52	6.05
Intrastate average deliveries—TBtu/d	2.32	2.10
____________________

(1)	Includes volumes under third party processing arrangements.

(2)	Excludes condensate.

(3)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended March 31,
	2019	2018

Anadarko
Gathered volumes—TBtu/d	2.35	2.02
Natural gas processed volumes—TBtu/d (1)	2.12	1.82
NGLs produced—MBbl/d (1)(2)	120.43	95.85
Crude oil and condensate gathered volumes—MBbl/d	76.54	—
Arkoma
Gathered volumes—TBtu/d	0.49	0.54
Natural gas processed volumes—TBtu/d (1)	0.10	0.10
NGLs produced—MBbl/d (1)(2)	6.23	4.98
Ark-La-Tex
Gathered volumes—TBtu/d	1.70	1.71
Natural gas processed volumes—TBtu/d	0.32	0.29
NGLs produced—MBbl/d (2)	11.53	9.46
Williston
Crude oil gathered volumes—MBbl/d	31.36	24.83
__________________

(1)	Includes volumes under third party processing arrangements.

(2)	Excludes condensate.